Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

BLUE STAR FOODS CORP.

Promissory Note

CAD$__________	June 24, 2021

The Note has been issued in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Stock Purchase Agreement, dated the date hereof (the “Purchase Agreement”), among Blue Star Foods Corp., a Delaware corporation (the “Maker”), the Holder (as defined below), and the other Seller signatory thereto, and Taste of BC Aquafarms Inc., a corporation formed pursuant to the laws of the Province of British Columbia, Canada (“TOBC”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Section 1. Principal. FOR VALUE RECEIVED, the Maker promises to pay to the order of _______________, an individual (the “Holder”), the principal sum of ____________________ CANADIAN DOLLARS (CAD$__________) on or before November 30, 2021. No interest will accrue under the Note.

Section 2. Prepayment. The Note may be prepaid by the Maker in whole or in part at any time without premium or penalty.

Section 3. Events of Default. An Event of Default is will occur if the Maker files for relief under the United States Bankruptcy Code (the “Bankruptcy Code”) or under any other state or federal bankruptcy or insolvency law, or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law is commenced against the Maker, and has not been resolved in a period of thirty (30) days after such commencement.

Upon the occurrence of an Event of Default, the entire indebtedness due under this Note shall, at the option of the Holder, become immediately due and payable.

Section 4. Representations of the Holder.

(a) The Holder is acquiring this Note for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest in this Note or any portion thereof. The Holder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation rights to such Person or to any third party with respect to this Note.

(b) The Maker is under no obligation to register this Note under the Securities Act.

Section 6. Security. Maker’s obligations under the Note are secured by certain assets of TOBC as set forth in the GSA and registered with the British Columbia Personal Property Security Register.

Section 7. Governing Law. This Note shall be deemed to be made and governed, construed and enforced in accordance with the laws of the province of British Columbia, Canada without giving effect to principles of conflicts of law. The Maker and the Holder hereby consent to and irrevocably submit to personal jurisdiction over each of them in the Supreme Court of British Columbia or such other British Columbia court with appropriate jurisdiciton, in any action or proceeding, irrevocably waive trial by jury and personal service of any and all process and other documents and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested.

Section 9. Severability. The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 10. Successors and Assigns. This Note may not be assigned or transferred by the Holder without the prior written consent of the Maker. Subject to the preceding sentence, the rights and obligations of the Maker and the Holder shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and permitted transferees of the Holder.

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first written above by its duly authorized officer.

Blue Star Foods Corp.

By:
John Keeler, Chief Executive Officer

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